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                                                                    EXHIBIT 10.1


                             FIRST AMENDMENT TO THE
                                      1998
                         HUNTSMAN PACKAGING CORPORATION
                               STOCK OPTION PLAN

     This First Amendment to the 1998 Huntsman Packaging Corporation Stock Option Plan (this "Amendment") is made as of April 5, 1999. Capitalized terms used in this Amendment without definition shall have the meanings specified in the 1998 Huntsman Packaging Corporation Stock Option Plan (as amended, the "Plan").

     In accordance with the provisions of Section 15 of the Plan, the Plan is hereby amended as follows:

1. Section 9(d) of the Plan is hereby amended in its entirety to read as follows:

     "(d) The "Market Value of Equity" of the Company on any given date shall equal (Adjusted EBITDA x 6.5) minus (Adjusted Net Debt), where:

          "EBITDA" equals earnings from operations before interest expense, taxes, depreciation and amortization on the applicable date, determined in accordance with generally accepted accounting principles, consistently applied ("GAAP");

          "Adjusted EBITDA" equals the Company's EBITDA, as adjusted below, on the applicable date;

          "Net Debt" equals the Company's total interest bearing indebtedness on the applicable date minus balance sheet "Cash and Cash Equivalents" as of such date, determined in accordance with GAAP; and

          "Adjusted Net Debt" equals Net Debt, as adjusted below, on the applicable date.

          Adjusted EBITDA and Adjusted Net Debt shall be determined by making the following adjustments to the Company's EBITDA and to Net Debt;

               (A) if the Company completes a material acquisition (an "Acquisition") during any of the first three quarters of a calendar year, the EBITDA of the acquired entity or business for the portion of the calendar year prior to the Acquisition shall be included in Adjusted EBITDA;

               (B) if the Company completes a material divestiture (a "Divestiture") during any of the first three quarters of a calendar year, the EBITDA of the divested assets or business for the portion of the calendar year prior to the Divestiture shall be excluded from Adjusted EBITDA;

               (C) if the Company engages in an Acquisition during the fourth quarter of a calendar year, and amount equal to the total of (x) all debt incurred with

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          respect to the Acquisition and (y) all transaction costs associated with the Acquisition shall be excluded from Adjusted Net Debt;

               (D) if the Company engages in a Divestiture during the fourth quarter of a calendar year, (x) the total amount of the proceeds received by the Company with respect to the Divestiture shall be included in Adjusted Net Debt, and (y) the total amount of the budgeted EBITDA for the divested assets or business for all periods of the calendar year subsequent to the Divestiture shall be included in Adjusted EBITDA;

               (E) the total amount of any charitable contributions made by the Company during a calendar year shall be added back to Adjusted EBITDA;

               (F) the total amount of any fees paid by the Company to Huntsman Financial Corporation or its successors or assigns shall be added back to Adjusted EBITDA; and

               (G) the total amount of all borrowings of shareholders of the Company from the Company shall be subtracted from Net Debt."

2. The Plan. All references to the "Plan" in the Plan shall mean and refer to the Plan as amended by this Amendment.

3. No Other Amendments. Except as expressly provided in this Amendment, the Plan is not otherwise modified and remains in full force and effect.






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